Exhibit 99.1

Alico, Inc. Announces Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2022

Fort Myers, FL, December 13, 2022 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the fourth quarter and fiscal year ended September 30, 2022, the highlights of which are as follows:

•
Company reports net income attributable to Alico, Inc. common stockholders of $12.5 million and EBITDA of $32.1 million for the fiscal year 2022. After adjusting for certain non-recurring items, Company reports adjusted net loss attributable to Alico, Inc. common stockholders of $1.6 million and Adjusted EBITDA of $13.4 million.
•
Company’s fiscal year 2022 financial results are below the most recent net income and EBITDA guidance, primarily due to the approximately $23.0 million of inventory and casualty losses incurred as a result of the impact of Hurricane Ian; however, adjusting out for the impact of Hurricane Ian, such financial results exceeded the most recent Adjusted Net Loss and Adjusted EBITDA guidance.
•
During fiscal year 2022, the Company sold approximately 9,400 acres of the Alico Ranch to several third parties for approximately $41.9 million and used portions of the net cash proceeds to return approximately $15 million to shareholders through common dividends, prepay certain debt obligations, and support operations.
•
Company maintains a strong balance sheet with a working capital ratio of 1.91 to 1.00 and has reduced its debt-to-equity ratio to 0.45 to 1.00 for the fiscal year ended 2022 from 0.50 to 1.00 for the fiscal year ended 2021.
•
Alico will not at this time be providing investors with financial guidance for the 2023 fiscal year due to uncertainty related to Hurricane Ian.

Results of Operations

For the fiscal year ended September 30, 2022, the Company reported net income attributable to Alico common stockholders of approximately $12.5 million, compared to net income attributable to Alico common stockholders of approximately $34.9 million for the fiscal year ended September 30, 2021. The fiscal year ended 2022 results were negatively impacted by approximately $23.0 million of one-time items for casualty losses and inventory adjustments related to the impact of Hurricane Ian. As a consequence of these one-time adjustments, the net income for the fiscal year ended September 30, 2022 was below the Company’s most recent net income guidance of $30.7 to $33.3 million. For the fiscal year ended September 30, 2022, the Company had earnings of $1.65 per diluted common share, compared to earnings of $4.64 per diluted common share for the fiscal year ended September 30, 2021. The 2022 fiscal year decrease in net income attributable to Alico common stockholders is primarily due to the one-time adjustments recorded as a result of the impact of Hurricane Ian and a reduction in both box production and average pound solids per box of citrus fruit for the fiscal year ended September 30, 2022, as compared to the fiscal year ended September 30, 2021. Partially offsetting this decrease was (i) higher gains on sales of real estate, property and equipment and assets held for sale recorded in the fiscal year ended September 30, 2022, as compared to the same period in fiscal year 2021 and (ii) an increase in the market price per pound solids for citrus fruit in the 2021/2022 harvest season, as compared to the 2020/2021 harvest season, because of favorable industry supply dynamics.

For the fiscal year ended September 30, 2022, the Company’s EBITDA of $32.1 million was below the Company’s most recent EBITDA guidance of $52.6 million to $56.6 million, primarily due to the approximate $23.0 million of the one-time items for casualty losses and inventory adjustments related to the impact of Hurricane Ian.

When both periods are adjusted for certain non-recurring items, including primarily the casualty losses and inventory adjustments related to the impact of Hurricane Ian and gains on sale of real estate, the Company had an adjusted net loss of $0.21 per diluted common share for the fiscal year ended September 30, 2022, compared to an adjusted net income of $0.62 per diluted common share for the fiscal year ended September 30, 2021. Adjusted EBITDA for the fiscal years ended September 30, 2022, and 2021 was $13.4 million and $25.3 million, respectively, representing a 47.0% decrease.

These financial results also reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company's gross profit and cash flows from operating activities are typically recognized in those quarters and the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

The Company reported the following financial results:

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2022	2021	Change		2022	2021	Change

Net (loss) income attributable to Alico, Inc. common stockholders	$(21,080)	$(972)	$(20,108)	NM	$12,459	$34,859	$(22,400)	(64.3)%
EBITDA (1)	$(19,840)	$3,487	$(23,327)	NM	$32,081	$65,535	$(33,454)	(51.0)%
Adjusted EBITDA (1)	$2,983	$1,324	$1,659	125.3%	$13,406	$25,267	$(11,861)	(46.9)%
(Loss) earnings per diluted common share	$(2.78)	$(0.12)	$(2.66)	NM	$1.65	$4.64	$(2.99)	(64.4)%
Net cash (used in) provided by operating activities	$(4,269)	$(17,104)	$12,835	(75.0)%	$6,523	$16,504	$(9,981)	(60.5)%

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures, including reconciliations of the Non-GAAP Financial Measures presented in this release to their most directly comparable GAAP measures.

NM - Not Meaningful

Alico Citrus Division Results

Citrus production for the fiscal years ended September 30, 2022 and 2021 is summarized in the following table.

(in millions, except per box and per pound solids data)

	Fiscal Year Ended
	September 30,		Change
	2022	2021	Unit	%
Boxes Harvested:
Early and Mid-Season	2,175	2,519	(344)	(13.7)%
Valencias	3,274	3,779	(505)	(13.4)%
Total Processed	5,449	6,298	(849)	(13.5)%
Fresh Fruit	91	61	30	49.2%
Total	5,540	6,359	(819)	(12.9)%
Pound Solids Produced:
Early and Mid-Season	11,034	13,598	(2,564)	(18.9)%
Valencias	17,756	22,042	(4,286)	(19.4)%
Total	28,790	35,640	(6,850)	(19.2)%
Pound Solids per Box:
Early and Mid-Season	5.07	5.40	(0.33)	(6.1)%
Valencias	5.42	5.83	(0.41)	(7.0)%
Price per Pound Solids:
Early and Mid-Season	$2.56	$2.32	$0.24	10.3%
Valencias	$2.68	$2.54	$0.14	5.5%

For the fiscal year ended September 30, 2022, Alico Citrus harvested approximately 5.5 million boxes of fruit, a decrease of 12.9% from the prior fiscal year. The decrease was principally attributable to greater fruit drop and the freeze event which occurred in January 2022. However, the Company’s decline in harvested production was substantially lower than the USDA citrus report for the industry, in which the USDA reported a 22.5% decline in the total orange crop for the 2021/2022 harvest season, as compared to the prior year. As anticipated, the Company saw its average realized/blended price per pound solids rise from $2.45 in the prior fiscal year to $2.63 in fiscal year 2022. The Company anticipates market prices in the 2022/2023 harvest season to be consistent or slightly above this past season’s market prices largely due to continued consumption of not-from-concentrate orange juice by retail consumers, low levels of inventory stocks at the juice processors and a tighter global supply for oranges.

Land Management and Other Operations Division Results

Land Management and Other Operations includes lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties and other miscellaneous income.

Income from operations for the Land Management and Other Operations Division decreased for the fiscal year ended September 30, 2022 by $0.2 million, compared to the prior fiscal year. This decrease was primarily driven by a reduction in the leased acreage relating to grazing and hunting leases, due to the sale of certain acres, which were previously included under these lease arrangements, thus resulting in fewer acres now being leased under these grazing and hunting leases.

Management Comment

John Kiernan, President and Chief Executive Officer, commented, “2022 was a challenging year for Alico. Two weather events had a meaningful impact on our Company and the Florida citrus industry. As previously discussed, in January, the freeze increased fruit drop for our Valencia crop at the beginning of our harvesting season, and we made the decision to accelerate the harvest of the remaining fruit that did not have time to mature to optimal quality standards.

“At the end of September, Hurricane Ian struck southwestern Florida with 150 mph winds. The slow-moving storm moved across the state, causing substantial fruit drop at the majority of our groves. Fortunately, tree damage was largely limited to only one property. This lost fruit impacted our fiscal year 2022 financial results through an aggregate of approximately $23.0 million of one-time items for casualty losses and inventory adjustments. Fiscal year 2023 will see lower levels of revenue because we have less fruit available for sale. Based upon our prior experience with storms of this nature, we anticipate it may take up to two seasons or more for our groves to recover to pre-hurricane production levels. After Hurricane Irma struck in 2017, our groves recovered the following harvest season. We maintain crop insurance and are working closely with our insurers and adjusters to evaluate and determine the amount of insurance recovery we may be entitled to, if any.

“As it has been for approximately 124 years, Alico remains focused on carrying on its business for the long term. In fact, we believe that we are the only citrus grower in the state of Florida that closed on a small acquisition for additional citrus acres immediately after Hurricane Ian in October. Alico has planted approximately 1.9 million new trees since 2017, which has materially increased tree density in our existing and recently purchased groves. Our Florida-based workforce remains stable. Sales of parcels of the Alico Ranch continue to be negotiated and closed at prices we believe to be attractive.

“The Company believes that actions taken in recent years make our balance sheet one of our greatest strengths. Our long-term debt levels have been significantly reduced through prepayments and most of our term debt maturing in 2029 is now non-amortizing. Alico negotiated an extension of its $70 million working capital line of credit with Rabo Agrifinance, Inc. until November 1, 2025. Our $25 million revolving line of credit with MetLife extends until November 2029. We believe that these credit facilities provide Alico with ample liquidity while the Company manages through the impact of the recent weather events. Senior managers of the Company have been working closely with Florida Citrus Mutual, the industry trade group, and government agencies, to seek federal relief to aid our recovery from the effects of Hurricane Ian.

“We believe the investments that Alico has made over the past several years have created what we believe to be the most productive citrus groves in Florida. We will continue to blend a conventional agriculture investment with the ability to optimize the returns on our real assets. We are continuing to work with land-use planning professionals to develop and implement this strategy over the next several years, which we expect to help generate greater returns for our shareholders through active land management.

“Alico has paid common dividends to shareholders consistently since it became publicly held more than 6 decades ago. The rate of increased dividend payments since 2019 has been a source of pride as ranch sales proceeds and operations enabled significant amounts of capital to be returned to shareholders. However, taking into account the impact of the recent storm, Alico’s Board of Directors unanimously voted to reduce its next quarterly common dividend to $0.05 per share. As the Company recovers from the effects of the recent hurricane, future capital allocation decisions will be evaluated in an effort to maximize returns to shareholders, which may include but are not limited to pursuing opportunities to acquire additional citrus acreage at attractive prices, repurchasing common shares, making other acquisitions, or even considering special dividends as asset sales, such as additional portions of the Alico Ranch, are realized.”

Other Corporate Financial Information

General and administrative expenses for the fiscal year ended September 30, 2022 were approximately $10.1 million, compared to approximately $9.5 million for the fiscal year ended September 30, 2021. The increase was attributable in large part to increases relating to (i) an increase in legal expense in the twelve months ended September 30, 2022, when compared to the twelve months ended September 30, 2021, with the fiscal year 2021 legal expense having been lower because of a reimbursement of approximately $0.7 million from insurers for a corporate legal matter from 2018 that was received during the twelve months ended September 30, 2021, (ii) a net increase in stock compensation expense of approximately $0.2 million relating to restricted stock awarded to certain executives, senior managers and employees, and (iii) an increase of approximately $0.1 million relating to a company-sponsored incentive for employees to obtain the COVID 19 vaccine. Partially offsetting these increases were reductions relating to (i) a decrease in payroll expenses of approximately $0.3 million primarily relating to the reduction in administrative personnel made during the fiscal year ended September 30, 2021 and during the fiscal year ended September 30, 2022, and (ii) a reduction in Company’s director fees of approximately $0.2 million, relating to a modification of the compensation arrangement for the Board of Directors.

Other income, net, for the fiscal years ended September 30, 2022, and 2021 was approximately $37.8 million and approximately $32.0 million, respectively. The other income, net in both fiscal years was primarily due to the Company recognizing significant gains on sales of real estate, property and equipment and assets held for sale, with the increase being attributable to increases in the amount of such gains. For the fiscal year ended September 30, 2022, the Company recorded gains on sale of real estate, property and equipment and assets held for sale of approximately $41.1 million relating primarily to the sale of approximately 9,400 acres from the Alico Ranch to several third parties. For the fiscal year ended September 30, 2021, the Company recognized gains on sale of real estate, property and equipment and assets held for sale of approximately $35.9 million. Additionally, the increase in other income net was due in part to a decrease in interest expense of approximately $0.7 million for the fiscal year ended September 30, 2022, as compared to the fiscal year ended September 30, 2021, primarily due to the reduction of the Company’s long-term debt from the making of mandatory principal payments and certain prepayments.

Dividend

On October 14, 2022, the Company paid a fourth quarter cash dividend of $0.50 per share on its outstanding common stock to stockholders of record as of September 30, 2022. Additionally, the Company has declared a first quarter fiscal year 2023 cash dividend of $0.05 per share on its outstanding common stock to stockholders of record as of December 30, 2022.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•
The Company’s working capital was approximately $15.1 million at September 30, 2022, representing a 1.91 to 1.00 ratio.
•
The Company maintains a solid and improving debt-to-equity ratio. At September 30, 2022, September 30, 2021, and September 30, 2020, the ratios were 0.45 to 1.00, 0.50 to 1.00, and 0.67 to 1.00, respectively.

As of September 30, 2022, the Company had long-term debt, including lines of credit, net of cash and cash equivalents, of approximately $110.8 million. On October 27, 2022, the Company extended the maturity date of its working capital line of credit with one of its lenders to November 1, 2025. The Company, as of September 30, 2022, had approximately $89.8 million of availability under its two lines of credit.

Restatement of Historical Balance Sheet Items

During the completion of our annual report on Form 10-K for the fiscal year ending September 30, 2022, the Company identified an error in the calculation of the deferred tax liabilities for the fiscal years 2015 through 2019, resulting in a restatement of balance sheet items as of September 30, 2021 and as of the end of each fiscal quarter previously reported since December 31, 2020. The error had no impact on our consolidated statements of operations or our consolidated statements of cash flows presented in the Form 10-K but resulted in a cumulative reduction in deferred tax liability, and a corresponding cumulative increase in retained earnings, of approximately $2,512,000 on our audited consolidated balance sheet as of September 30, 2021.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These forward-looking statements are based on Alico’s current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance, or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules, including tax laws and tax rates; climate change; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products, and that may result in impairment expense such as the freeze in the last week of January 2022, or Hurricane Ian, which occurred in the last week of September 2022; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy, including, but not limited to, changes due in part to the deadly conflict in Ukraine; changes in interest rates; availability of refinancing; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; ability to make strategic acquisitions or divestitures; our ability to maintain effective internal control over financial reporting; the impact of, and costs related to, any investigations, legal or administrative actions that may result from the restatements described in our Annual Report on Form 10-K; ability to redeploy proceeds from divestitures; ability to consummate selected land acquisitions; ability to take advantage of tax deferral options; ability to retain executive officers and to replace departed executive officers; ability to replace the Company’s primary third party grove management customer and even further expand the third party grove management program; ability to complete and implement land use planning activities, including adding to entitlements applicable to owned real estate; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in land values, agricultural or otherwise; the extent to which real estate value appreciates; impact of the COVID-19 outbreak and coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets, including without limitation related legislative and regulatory initiatives; access to governmental loans and incentives; access to governmental relief programs; settlement of insurance claims; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; expressed desire of certain of our stockholders to liquidate their shareholdings by virtue of past market sales of common stock, by sales of common stock or by way of future transactions designed to consummate such expressed desire; political changes and economic crises; ability to implement ESG initiatives; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U.S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact of concentration of sales to one customer; changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; soil conditions, harvest yields, prices for commodities, and crop production expenses. Other risks and uncertainties include those that are described in Alico’s SEC filings, including those Risk Factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as such factors may be updated from time to time in subsequent filings with the SEC, which are available on the SEC’s website at http://www.sec.gov. The forward-looking statements included in this press release are made only as of the date of this press release, and Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.

Investor Contact:

Investor Relations

(646) 277-1254

InvestorRelations@alicoinc.com

Perry Del Vecchio

Chief Financial Officer

(239) 226-2000

pdelvecchio@alicoinc.com

ALICO, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 30,
	2022	2021
		(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$865	$886
Accounts receivable, net	324	6,105
Inventories	27,682	43,377
Income tax receivable	1,116	3,233
Assets held for sale	205	160
Prepaid expenses and other current assets	1,424	1,152
Total current assets	31,616	54,913
Property and equipment, net	372,479	373,231
Goodwill	2,246	2,246
Other non-current assets	2,914	2,827
Total assets	$409,255	$433,217
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,366	$7,274
Accrued liabilities	9,062	9,872
Long-term debt, current portion	3,035	4,285
Other current liabilities	1,062	875
Total current liabilities	16,525	22,306
Long-term debt:
Principal amount, net of current portion	103,661	122,009
Less: deferred financing costs, net	(748)	(986)
Long-term debt less current portion and deferred financing costs, net	102,913	121,023
Lines of credit	4,928	—
Deferred income tax liabilities, net	35,589	39,465
Other liabilities	435	306
Total liabilities	160,390	183,100
Commitments and Contingencies (Note 16)
Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,586,995 and 7,562,004 shares outstanding at September 30, 2022 and September 30, 2021, respectively	8,416	8,416
Additional paid in capital	19,784	19,989
Treasury stock, at cost, 829,150 and 890,141 shares held at September 30, 2022 and September 30, 2021, respectively	(27,948)	(29,853)
Retained earnings	243,490	246,163
Total Alico stockholders’ equity	243,742	244,715
Noncontrolling interest	5,123	5,402
Total stockholders’ equity	248,865	250,117
Total liabilities and stockholders’ equity	$409,255	$433,217

ALICO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Fiscal Year Ended September 30,
	2022	2021	2020
Operating revenues:
Alico Citrus	$89,681	$105,796	$89,369
Land Management and Other Operations	2,266	2,768	3,138
Total operating revenues	91,947	108,564	92,507
Operating expenses:
Alico Citrus	106,192	83,893	72,281
Land Management and Other Operations	520	778	2,307
Total operating expenses	106,712	84,671	74,588
Gross (loss) profit	(14,765)	23,893	17,919
General and administrative expenses	10,079	9,453	10,998
(Loss) income from operations	(24,844)	14,440	6,921
Other income (expense):
Investment and interest income, net	21	23	98
Interest expense	(3,324)	(3,987)	(5,981)
Gains on sale of real estate, property and equipment and assets held for sale	41,102	35,898	30,424
Other income (expense), net	—	13	(85)
Total other income, net	37,799	31,947	24,456
Income before income taxes	12,955	46,387	31,377
Income tax provision	1,069	11,567	7,663
Net income	11,886	34,820	23,714
Net loss (income) attributable to noncontrolling interests	573	39	(52)
Net income attributable to Alico, Inc. common stockholders	$12,459	$34,859	$23,662
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$1.65	$4.64	$3.16
Diluted	$1.65	$4.64	$3.16
Weighted-average number of common shares outstanding:
Basic	7,560	7,516	7,484
Diluted	7,568	7,519	7,496
Cash dividends declared per common share	$2.00	$1.36	$0.36

ALICO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended September 30,
	2022	2021	2020
Net cash provided by operating activities:
Net income	$11,886	$34,820	$23,714
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	15,229	15,122	14,282
Debt issue costs expense	255	179	238
Deferred income tax expense	(3,876)	2,249	7,603
Cash surrender value	160	(14)	(10)
Deferred retirement (expense) benefit	—	—	(5,226)
Gain on sale of real estate, property and equipment and assets held for sale	(41,102)	(35,898)	(30,424)
Inventory net realizable value adjustment	6,676	—	—
Casualty loss – tree damage	1,258	—	—
Loss on disposal of property and equipment	3,251	2,338	1,382
Inventory casualty loss	14,900	—	—
Casualty loss – building	142	—	—
Impairment of long-lived assets	—	—	598
Impairment of right-of-use-asset	—	—	87
Insurance proceeds received for damage to property and equipment	—	(103)	—
Stock-based compensation expense	1,235	1,230	1,306
Changes in operating assets and liabilities:
Accounts receivable	5,781	(1,758)	(3,634)
Inventories	(5,881)	(2,522)	(712)
Prepaid expenses	(271)	(115)	(135)
Income tax receivable	2,117	(2,452)	(781)
Other assets	(450)	575	(839)
Accounts payable and accrued liabilities	(5,111)	3,429	(1,530)
Income tax payable	—	—	(5,536)
Other liabilities	324	(576)	666
Net cash provided by operating activities	6,523	16,504	1,049
Cash flows from investing activities:
Purchases of property and equipment	(20,731)	(22,258)	(18,785)
Purchases of citrus groves	(136)	(18,527)	(2,920)
Net proceeds from sale of real estate, property and equipment and assets held for sale	43,159	37,266	31,541
Insurance proceeds received for damage to property and equipment	—	103	—
Change in deposits on purchase of citrus trees	176	217	(458)
Advances on notes receivables, net	—	371	136
Purchases of mineral rights	—	(453)	—
Other	—	13	(25)
Net cash provided by (used in) investing activities	22,468	(3,268)	9,489
Cash flows from financing activities:
Repayments on revolving lines of credit	(52,227)	(50,735)	(114,581)
Borrowings on revolving lines of credit	57,155	47,793	117,523
Principal payments on term loans	(19,598)	(21,957)	(15,198)
Treasury stock purchases	—	—	(238)
Dividends paid	(15,101)	(7,138)	(2,466)
Exercise of stock options	465	—	—
Deferred financing costs	—	—	(23)
Capital contribution received from noncontrolling interest	294	—	294
Net cash used in financing activities	(29,012)	(32,037)	(14,689)
Net decrease in cash and cash equivalents and restricted cash	(21)	(18,801)	(4,151)
Cash and cash equivalents and restricted cash at beginning of the period	886	19,687	23,838
Cash and cash equivalents and restricted cash at end of the period	$865	$886	$19,687
Supplemental disclosure of cash flow information:
Cash paid for interest, net of amount capitalized	$3,192	$3,940	$5,832
Cash paid for income taxes	$3,430	$11,770	$6,403
Supplemental disclosure of non-cash investing and financing activities:
Dividends declared but unpaid	$3,793	$3,763	$674

Non-GAAP Financial Measures

Adjusted EBITDA
(in thousands)
	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2022	2021	2022	2021

Net (loss) income attributable to common stockholders	$(21,080)	$(972)	$12,459	$34,859
Interest expense	699	802	3,324	3,987
Income tax (benefit) provision	(3,212)	(115)	1,069	11,567
Depreciation, depletion and amortization	3,753	3,772	15,229	15,122
EBITDA	(19,840)	3,487	32,081	65,535
Adjustments for non-recurring items:
Inventory Casualty Loss - Hurricane Ian	14,900	—	14,900	—
Inventory net realizable value adjustment - Hurricane Ian	6,676	—	6,676	—
Property Casualty Loss - Hurricane Ian	1,400	—	1,400	—
Employee stock compensation expense (1)	145	100	574	386
Corporate advisory fees	—	—	—	201
Insurance reimbursement – corporate matters	—	—	—	(658)
Federal relief and insurance proceeds - Hurricane Irma	—	—	(1,123)	(4,299)
Gains on sale of real estate, property and equipment and assets held for sale	(298)	(2,263)	(41,102)	(35,898)

Adjusted EBITDA	$2,983	$1,324	$13,406	$25,267

(1) Includes stock compensation expense for current and former executives and managers.

Adjusted Net Income (Loss) Earnings Per Diluted Common Share
(in thousands)
	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2022	2021	2022	2021

Net (loss) income attributable to common stockholders	$(21,080)	$(972)	$12,459	$34,859
Adjustments for non-recurring items:
Inventory Casualty Loss - Hurricane Ian	14,900	—	14,900	—
Inventory net realizable value adjustment - Hurricane Ian	6,676	—	6,676	—
Property Casualty Loss - Hurricane Ian	1,400	—	1,400	—
Employee stock compensation expense (1)	145	100	574	386
Corporate advisory fees	—	—	—	201
Insurance reimbursement – corporate matters	—	—	—	(658)
Federal relief and insurance proceeds - Hurricane Irma	—	—	(1,123)	(4,299)
Gains on sale of real estate, property and equipment and assets held for sale	(298)	(2,263)	(41,102)	(35,898)
Tax impact	(427)	672	4,613	10,041

Adjusted net income (loss) attributable to common stockholders	$1,316	$(2,463)	$(1,603)	$4,632

Diluted common shares	7,587	7,539	7,568	7,519

Adjusted net income (loss) per diluted common share	$0.17	$(0.33)	$(0.21)	$0.62

(1) Includes stock compensation expense for current and former executives and managers.

In addition to the GAAP financial measures, Alico utilizes the EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss) per Diluted Common Share which are non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Net Income (Loss) per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares.